Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Stockholders of Coldwater Creek Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-82260, 333-60099, 333-31699, and 333-137025) on Forms S-8 of Coldwater Creek Inc. of our report dated June 20, 2006, with respect to the consolidated balance sheet of Coldwater Creek Inc. as of January 28, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended January 28, 2006 and January 29, 2005 which report appears in the February 3, 2007 annual report on Form 10-K of Coldwater Creek Inc.

/s/    KPMG LLP

Boise, Idaho

April 4, 2007